Alpha Metallurgical Resources, Inc.
Insider Trading and Information Disclosure Policy
Adopted by the Board of Directors on February 21, 2023
Persons engaging in transactions in a company’s equity or debt securities at a time when they have material nonpublic information regarding the company, or who disclose material nonpublic information or make recommendations or express opinions on the basis of material nonpublic information to a person who engages in transactions in that company’s securities (“tipping”), may be violating securities laws and be subject to significant monetary fines and imprisonment. Alpha Metallurgical Resources, Inc. and its subsidiaries (collectively, the “Company”) and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. There is no minimum amount of profit required for prosecution.
In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees, temporary employees, independent consultants and contractors of the Company (“Company Persons” and each a “Company Person”), the Company has adopted this Insider Trading and Information Disclosure Policy (this “Policy”). Once you have reviewed this Policy, please sign the attached Insider Trading Policy Compliance Statement (Attachment B) and return it to the Policy Administrator (as defined below).
Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment or other service to the Company.
I.Administration of Policy
The Chief Legal Officer has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy. The Chief Legal Officer and the “Policy Administrator,” who may be designated by the Chief Legal Officer, have the specific responsibilities indicated in this Policy. The initial Policy Administrator is the Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary.
II.Applicability of Policy
Except as provided herein, this Policy applies to all transactions in all securities that the Company has issued or may issue from time to time, including, but not limited to, common stock, options or units related to common stock, debt securities, preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, whether or not issued by the

Company, such as exchange-traded options (collectively, “Company Securities”). Its prohibitions apply to actions taken by all Company Persons.
Portions of this Policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material nonpublic information in the normal course of their duties (“Insiders”). The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy. The Policy Administrator, in consultation with other members of management, as necessary, shall maintain the list of Insiders, including by removing or adding persons to the list as necessary. The Chief Legal Officer or Policy Administrator may also subject directors and certain employees with inside knowledge of material information to ad hoc restrictions.
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities (including, but not limited to, trusts or family partnerships) that Company Persons directly or indirectly influence or control (“related persons”). All Company Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.
This Policy (and/or a summary thereof) shall be delivered to all new Company Persons upon the commencement of their relationships with the Company and is to be circulated to all Company Persons at least annually.
III.Statement of Policy
General Prohibition Against Insider Trading
    No Trading or Tipping on Material Nonpublic Information. No Company Person may, while in possession of material nonpublic information about the Company:
•buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described in Section VI of this Policy;
•make recommendations or express opinions about trading in Company Securities on the basis of such information;
•disclose such information to any third party, including family or household members; or
•assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company while in possession of material nonpublic information relating to such other company when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with U.S. law but also for possible application of local law.

    Material Nonpublic Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples of such information include:
•Financial results for fiscal quarters or years;
•Projections (or updates thereof) of future revenues, earnings or losses intended to be publicly released;
•News of a pending or proposed merger;
•News of the disposition or acquisition of significant assets or a significant subsidiary;
•Material impairments, write-offs or restructurings;
•Creation of a material direct or contingent financial obligation;
•Impending bankruptcy or financial liquidity problems;
•The gain or loss of a substantial customer or supplier;
•Stock splits;
•New equity or debt offerings;
•Significant litigation or regulatory exposure due to actual or threatened litigation, investigations or enforcement activity;
•A significant cybersecurity incident;
•Major changes in senior management;
•Material agreements not in the ordinary course of business (or termination thereof); and
•Termination or significant reduction of a business relationship with a customer that provides material revenue to the Company.

Each of the Chief Legal Officer and the Policy Administrator, in consultation as appropriate with other members of senior management of the Company, has the authority to determine whether any information constitutes material nonpublic information.
Nonpublic Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or, if applicable, in a filing with the Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully. For purposes of this Policy, information will be considered to be fully absorbed by 9:30 a.m. U.S. Eastern Time on the third “trading day” after the information is released. If, for example, the Company were to make an announcement on Monday, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Thursday (assuming all relevant days are

“trading days”; a “trading day” is a day on which the New York Stock Exchange is open for business).
Special Restrictions and Prohibitions
The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not in possession of material nonpublic information.
    Short Sales. Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.
    Publicly Traded Options or Other Derivatives. A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material nonpublic information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Company Person may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or in any other organized market.
    Hedging Transactions. Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person may engage in such transactions.
    Margin Accounts and Pledges. Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, no Company Person may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.
    Public Resales – Rule 144. The Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.
The restriction imposed by this Policy apply to any public resales of Company Securities by Company Persons, including, but not limited to, any resales pursuant to Rule 144.)
    Private Resales. Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if, among other factors, the party acquiring the securities understands its is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Chief Legal Officer, in addition to being subject to the other restrictions imposed by this Policy.
    Restrictions on Purchases of Company Securities. In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. Anyone who desires to make purchases of Company stock during any period that the Company is conducting an offering or buying shares from the public should consult with the Chief Legal Officer, in addition to complying with the other requirements of this Policy.
Exceptions
The following routine transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. The Company reserves the right to prohibit any such transaction as it, in its sole discretion, deems necessary.
Stock Option Exercises. This Policy does not apply to the exercise of any employee stock options, whereby a Company Person pays out-of-pocket to exercise and hold the stock, or to the “net exercise” pursuant to which a Company Person elects to have the Company withhold shares subject to an option to pay the exercise price and/or satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option and/or to satisfy tax withholding obligations.
Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of stock after vesting, including without limitation to satisfy tax withholding obligations.
IV.Blackout Periods
The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below. Except as noted below, Insiders may not conduct any transactions in Company Securities during quarterly blackout periods.

Quarterly Blackout Periods. Quarterly blackout periods begin on the fifteenth calendar day of the third month of each fiscal quarter (i.e., March 15, June 15, September 15 and December 15) and end at 9:30 a.m. U.S. Eastern Time on the third trading day following the later of (a) the release to the public of the Company’s earnings for that fiscal quarter or fiscal year, and (b) the filing with the SEC of a quarterly report on Form 10-Q or an annual report on Form 10-K for that fiscal quarter or fiscal year.
Special Blackout Periods. From time to time the Chief Legal Officer may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in transactions in Company Securities. In the event of a special blackout period, the Chief Legal Officer or the Policy Administrator will notify Insiders and other affected persons, who will be prohibited from engaging in any transaction involving the Company’s securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
Modification of a Blackout Period. The Chief Legal Officer may shorten, suspend, terminate or extend any blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
Exceptions. The Company recognizes that an Insider may experience exceptional circumstances that may necessitate a transaction during a blackout period. In that case, the Insider must request permission to do so from the Chief Legal Officer or the Policy Administrator. Permission to transact within a blackout period is at the discretion of the Chief Executive Officer and Chief Legal Officer. If one of these individuals wishes to trade outside the blackout period, it shall be subject to prior review and approval by the other. Further, no exceptions will be granted for, nor will any exception that is granted allow, trading by an Insider while the Insider is actually aware of material nonpublic information.
V.Additional Procedures and Requirements
Pre-Clearance
Insiders must obtain written pre-clearance from the Chief Legal Officer or the Policy Administrator before transacting in Company Securities, including for transactions occurring outside a blackout period, any exercise of director or employee stock options and any gifts of Company Securities. A form for such purposes is provided as Attachment C, but the Chief Legal Officer or the Policy Administrator may use such form as he determines to be appropriate. A request for pre-clearance should be submitted at least two days in advance of the proposed transaction. Neither the Chief Legal Officer nor the Policy Administrator is under any obligation to approve any trade. Pre-clearance of any transaction is valid for the day on which it is granted (if a trading day) and for the next five (5) trading days thereafter. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.
The Chief Legal Officer may determine that no trades may occur. No reasons need be provided and the closing of the pre-clearance period itself may constitute material inside information that should not be communicated.
Exchange Act Section 16
As long as the Company is required to file periodic reports with the SEC pursuant to the Exchange Act of 1934 (the “Exchange Act”), directors and executive officers of the Company (“Section 16 Persons”) must also comply with the reporting obligations and limitations on short-

swing transactions set forth in the Exchange Act. The practical effect of these provisions is that Section 16 Persons who purchase and sell (or sell and purchase) Company stock (or derivative securities related to Company stock) within a period of less than six months must disgorge all profits to the Company, whether or not they had knowledge of any material nonpublic information.
Under these provisions, and so long as certain specific criteria are met, neither the receipt of an option under the Company’s option plans nor the exercise of that option is deemed a purchase under Section 16; however, these transactions must still be reported in accordance with the requirements of Section 16, and the sale of any such shares is a sale under Section 16. The making or receiving of gifts of Company stock must also be reported under Section 16.
Section 16 Persons should be aware that trading in Company stock under an approved Rule 10b5-1 Plan (discussed below) does not exempt such transactions from the provisions of Section 16, including the reporting requirements.
While filing Section reports (including Forms 3, 4 and 5) is a personal obligation of each Section 16 Person, the Company can facilitate this process. To ensure compliance with all reporting requirements, however, a Section 16 Person must, on the date of any trade, provide the Chief Legal Officer or the Policy Administrator with all information relating to the trade that is necessary to properly prepare a Form 4. A Section 16 Person must also execute a Form 4 (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Company to electronically file the Form 4, on the Section 16 Person’s behalf, with the SEC via EDGAR before 5:30 p.m. U.S. Eastern Time on the second business day following the trade.
The Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all Section 16 Persons must notify the Company’s Chief Legal Officer, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock, and are strongly encouraged to avail themselves of the assistance available from the Chief Legal Officer’s office in satisfying the reporting requirements.
Schedule 13D and 13G
Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities).
Broker Requirements

    In order to assist in complying with this Policy and applicable securities laws (including Section 16 and Schedule 13D/G reporting requirements, to the extent applicable), each Insider should require that any broker that assists the Insider with open market transactions involving Company securities:
•Not enter any order for the Insider without (a) except for orders under pre-approved Rule 10b5-1 Plans, first verifying with the Policy Administrator that no blackout is in effect and the transaction was pre-cleared; and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 procedures); and
•Report promptly (and in any case by the end of the transaction date) by (a) telephone and (b) by email to the Insider and, if possible, also directly to the Policy Administrator, the details of every transaction involving Company Securities (including any transaction pursuant to Rule 10b5-1 Plan) handled by the broker for the Insider.
Prior to depositing any Company Securities into an account at, executing or authorizing any transaction involving Company Securities through, or entering into into a Rule 10b5-1 Plan with, a broker, anInsider should inform that broker that he or she is an Insider subject to the black-out period and pre-clearance requirements of this Policy and of the specific requirements detailed above. Each Insider should also inform that broker of the prohibitions on short sales, derivative transactions, hedging transactions, margining and pledging with respect of Company securities. If an Insider intends to effect trading in Company Securities through a broker or online brokerage platform where communicating Insider status and these requirements is not possible, the Insider must inform the Policy Administrator and the Policy Administrator may impose additional requirements in respect of such trading.
Individual Responsibility
All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material nonpublic information. While the Chief Legal Officer or the Policy Administrator can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.
Post-Termination Transactions
This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material nonpublic information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.
VI.Transactions under Rule 10b5-1 Plans
Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes (a “Rule 10b5-1 Plan”). Trades executed pursuant to a Rule 10b5-1 Plan that meets the requirements listed below may generally be executed even though the person who established the Rule 10b5-1 Plan may be in possession of material nonpublic information at the time of the trade.

A Rule 15b5-1 Plan may only be established when a person is not in possession of material nonpublic information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit it to the Chief Legal Officer or the Policy Administrator for prior, written approval. Further, unless the Chief Legal Officer or Policy Administrator provides a prior, written exception, all Rule 10b5-1 Plans must be placed through the firm that may be retained by the Company from time to time to administer its equity compensation programs. Subsequent modifications (by formal amendment or otherwise) and terminations of any Rule 10b5-1 Plan must also be pre-approved by the Chief Legal Officer or the Policy Administrator. The actual transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not, however, be subject to the pre-clearance procedures for transactions in Company stock and may occur during blackout periods.
Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
•The Rule 10b5-1 Plan must be in writing and may only be adopted, modified or terminated when a blackout period is not in effect and when the individual is not in possession of material nonpublic information;
•The Rule 10b5-1 Plan must be adopted, modified or terminated in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the Company Person must act in good faith with respect to the Rule 10b5-1 Plan throughout its duration;
•The Rule 10b5-1 Plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur.
•The Rule 10b5-1 Plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule 10b5-1 Plan may occur and at what price
•The Company Person adopting the Rule 10b5-1 Plan must not have the ability to influence how, when or whether to make purchases or sales after the Rule 10b5-1 Plan is adopted;
•Any Section 16 Person must certify, before adopting, modifying or terminating a Rule 10b5-1 Plan that he or she (1) is not in possession of material nonpublic information, and (2) is adopting or modifying the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;
•No Company Person may have more than one Rule 10b5-1 Plan covering the same time period, except as follows:
oTwo Rule 10b5-1 Plans may be maintained simultaneously if one of them is a successor Rule 10b5-1 Plan under which trades are not scheduled to begin until the completion or expiration of the predecessor Rule 10b5-1 Plan. If the predecessor Plan is terminated early, trading under the successor Rule 10b5-1 Plan cannot commence until the applicable cooling-off period has run from the termination date of the predecessor Rule 10b5-1 Plan; or
oA Company Person may have multiple contracts with different brokers to execute trades that, when taken together, constitute a single Rule 10b5-1 Plan, as such a modification or termination of one contract will constitute a modification or termination of the single Rule 10b5-1 Plan

oIn addition to a Rule 10b5-1 Plan, a Company Person may use sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award.
•When a Rule 10b5-1 Plan is effective, no transactions may be effected by the Company Person outside of the Rule 10b5-1 Plan;
•The Company Person may not have more than one single-trade Rule 10b5-1 Plan (i.e., a trading plan designed to effect a trade in a single transaction) during any consecutive 12-month period;
•The Rule 10b5-1 Plan should, in the absence of special circumstances, be for a period of not less than one year;
•Transactions under the Rule 10b5-1 Plan may not commence until the later of (1) 90 days following the adoption or modification of the Rule 10b5-1 Plan or (2) 2 business days following the disclosure in a periodic report (on Form 10-Q or 10-K) of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but not to exceed 120 days following such adoption or modification);
•A copy of the executed version of any pre-approved Rule 10b5-1 Plan must be provided to the Chief Legal Officer or the Policy Administrator for retention in accordance with the Company’s record retention policy.
The use of Rule 10b5-1 Plans does not obviate the need to file Forms 144 or Forms 3, 4 or 5; and Section 16 Persons are required to indicate on any Form 5 or Form 5 if a transaction reported on that form was made under a Rule 10b5-1 Plan and provide the date that the Rule 10b5-1 Plan was adopted. In addition, the Company is required to publically disclose whether any Section 16 Person has adopted, modified or terminated a Rule 10b5-1 Plan during the previous fiscal quarter. The Company is required to describe the material terms of each Rule 10b5-1 Plan that is adopted, modified or terminated, including the name and title of the director or officer, the date the Rule 10b5-1 Plan was adopted, modified or terminated, the Rule 10b5-1 Plan’s duration, and the total amount of securities to be purchased or sold under the Rule 10b5-1 Plan. The Company is not, however, required to disclose any information relating to the pricing terms of any Rule 10b5-1 Plan. The Company will also consider whether public announcement of any Rule 10b5-1 Plan should be made at the time it is established.
VII.Disclosure of Company Information
In General
The Company has developed and continues to develop proprietary, confidential and nonpublic information. In the course of business operations, a Company Person may become aware of such information. Such information does not belong to individual directors, officers or other Company Persons. It is an asset of the Company. Company Persons may not disclose or otherwise use any proprietary, confidential or nonpublic information of any kind acquired as a result of association with the Company except if authorized to do so for or on behalf of the Company. This obligation applies whether that information relates to the Company or another organization (such as a customer, vendor or supplier) and continues even after the Company Person is no longer associated with the Company. Anyone that has questions as to whether information is proprietary, confidential or nonpublic should contact the Chief Legal Officer, the Policy Administrator or the head of Corporate Communications and should abstain from disclosing or otherwise using such information until informed that its disclosure or other use is permitted.
Media, Analyst and Similar Inquiries
Company Persons may not answer questions from news media reporters, securities analysts, or stockholders about the Company’s business, plans, strategy, results, policies, or practices, either directly or through another person, unless specifically authorized by the Company. Instead, refer any and all such inquiries to the head of Corporate Communications in accordance with the Company’s Code of Business Conduct and Ethics. In addition, employees are prohibited from participating in online bulletin boards, blogs, or “chat rooms” or other social media forums on matters concerning the Company or related topics, unless expressly authorized by the Company.
Quiet Periods
During any quarterly or special blackout period, as described herein (the “Quiet Period”), no Company Person may provide information regarding the Company’s business or financial outlook to anyone outside the Company, except to an auditor, attorney or consultant who has an obligation to keep the information confidential or to a third party (but not a stockholder or investor in the Company or an analyst) with whom the Company is engaged in disclosure of information pursuant to a binding confidentiality agreement. Further, notwithstanding anything herein to the contrary, neither the Company nor any Company Person shall participate in one-on-one or group meetings/calls with analysts or investors within two weeks prior to quarterly earnings releases or regularly scheduled Board of Directors meetings without prior Board approval. Except for the limitations of the prior sentence, the requirements of any Quiet Period may be modified or waived by any of the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer if he determines that it is in the Company’s best interests to do so.
VIII.Monitoring Compliance
The Chief Legal Officer and the Policy Administrator will monitor compliance with this Policy and will periodically review this Policy with the Audit Committee of the Board of Directors. In addition to other duties under this Policy, the Chief Legal Officer and Policy Administrator will be responsible for the following:
•Pre-clearing all transactions involving Company Securities by Insiders in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act;
•Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Persons under Section 16 of the Exchange Act;
•In concert with the Human Resources Department, assisting in the preparation of Section 16 reports (Forms 3, 4 and 5) for Section 16 Persons;
•Sending quarterly and other reminders regarding the start and completion of the blackout periods and regarding special blackout periods;
•Sending reminders to all Section 16 Persons about their obligations to report under Section 16;

•In concert with the Human Resources Department, periodically circulating this Policy (and/or a summary thereof) and coordinating training about this Policy to Company Persons;
•In concert with the Human Resources Department, promptly circulating this Policy and coordinating training to all persons who become Company Persons;
•Maintaining a current version of this Policy on the Company’s intranet website; and
•Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
IX.Inquiries
    Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer or the Policy Administrator. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Chief Legal Officer or the Policy Administrator before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.

ATTACHMENT A
—    Members of the Board of Directors and their administrative assistants and household members
—    Members of the Management Committee and their administrative assistants and household members
—    Department Heads and their administrative assistants and household members
—    Employees in the following corporate departments, except as indicated:
oAccounting, other than the Accounts Payable group
oLegal
oCoal Sales
oFinance / Treasury
oCommunications / Investor Relations
oBusiness Planning

ATTACHMENT B
Alpha Metallurgical Resources, Inc.
(the “Company”)
Insider Trading Policy Compliance Statement
I have carefully reviewed the Company’s Insider Trading and Information Disclosure Policy (the “Policy”), dated ____ __, 2023, and understand all of its provisions. I certify that, to the best of my knowledge, I have complied with this Policy and its procedures since such date (or during my term of employment or service, if it commenced after such date) and that I will continue to adhere to the Policy and these procedures in the future.

Without limiting the preceding paragraph, I understand that if, I am an Insider, the Chief Legal Officer or Policy Administrator will be required, and will have the discretion to, exercise his judgment in determining whether to (a) approve particular transactions by me in Company Securities or my establishment, modification or termination of any Rule 10b5-1 Plan or other arrangements for trading in Company Securities and (b) subject me to any blackout periods. I also recognize that, if I am an Insider, the Chief Legal Officer or Policy Administrator will be required to analyze and assess any request I may make to establish, modify or terminate any Rule 10b5-1 Plan or to engage in a particular transaction in Company Securities, based on verifiable information available to the Chief Legal Officer or Policy Administrator at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading. I acknowledge and affirm that the Chief Legal Officer’s or Policy Administrator’s determination with regard to any particular transaction, Rule 10b5-1 Plan or blackout period will be made solely on behalf of, and for the benefit of, the Company and further acknowledge and affirm each of the Chief Legal Officer’s and the Policy Administrator’s right to make that determination in his sole discretion. I hereby agree to be bound by, and to accept without objection, any determination of the Chief Legal Officer or Policy Administrator not to permit any Rule 10b5-1 Plan or particular transaction or to subject me to any such blackout period.

I realize that failure to observe and comply with all of the provisions contained in the Policy may subject me to disciplinary action by the Company, including discharge. Any capitalized terms used but not defined herein have the meanings given to them in the Policy.

Acknowledged by:

Signature: ____________________________________        Date:     __________________

Print Name: ___________________________________

Title: _________________________________________

ATTACHMENT C
Alpha Metallurgical Resources, Inc.
(the “Company”)
Form of Trading Clearance Application

Name: ______________________________________________________________________

Title: _______________________________________________________________________

Proposed Transaction Date: _____________________________________________________

Type of Security to be Traded: ___________________________________________________

Type of Transaction (e.g., Purchase / Sale / Entry into, Modification or Termination of Rule
10b5-1 Plan (please attach) / Gift): ________________________________________________

Number of Shares Involved (if applicable): _________________________________________

Certification
I hereby certify that:
•I am acting in good faith, and will continue to act in good faith, and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws.
•I have read and understand the Alpha Metallurgical Resources, Inc. Insider Trading and Information Disclosure Policy and have had the opportunity to ask questions about it.
•I understand that material nonpublic information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities.
•I am not in possession of any material nonpublic information about the Company and/or its subsidiaries and, if I come into possession of material nonpublic information prior to executing the applicable transaction, I will not execute that transaction.
•I understand that if I trade while in possession of material nonpublic information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.
•I understand that this clearance, if granted, will be valid for the day on which it is granted (if a trading day) and for the next five (5) trading days thereafter.
•I understand that the Chief Legal Officer, the Policy Administrator and other attorneys employed by the Company and its subsidiaries represent the Company and do not represent me individually. I have had the opportunity to consult with my own legal, tax and other advisors.

Signature	Date

Review and Decision
The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Signature	Date